Exhibit 99.1

Clean Energy Names Robert Vreeland as Chief Financial Officer

NEWPORT BEACH, CALIF. — October 31, 2014 — Clean Energy Fuels Corp. (NASDAQ: CLNE) announced today that Robert Vreeland has been appointed Chief Financial Officer effective immediately.

“Bob brings a wealth of financial planning, analytics and accounting experience to the position of CFO as well as having gained a deep knowledge of Clean Energy and the overall natural gas fueling industry over the last few years,” said Andrew J. Littlefair, President and CEO of Clean Energy. “I look forward to partnering with Bob as we keep Clean Energy on the path of continued strong growth with sound financial practices that are taking us closer to profitability.”

Mr. Vreeland served as Vice President of Finance and Accounting at Clean Energy from 2012 to 2014. Before joining Clean Energy, he was a consultant at RV CPA Services, PLLC, a provider of certified public accounting services. From January 1997 to May 2009, Mr. Vreeland held various finance and accounting positions at Hypercom, including Interim CFO; Senior Vice President and Corporate Controller; Senior Vice President, Operations; and Vice President of Financial Planning and Analysis. Prior to joining Hypercom, he spent twelve years at Coopers & Lybrand. Mr. Vreeland earned a B.S. from Northern Arizona University and is a certified public accountant.

Mr. Vreeland is replacing Richard Wheeler who served as Clean Energy’s CFO from 2002 to 2014. Mr. Wheeler resigned his position with Clean Energy effective November 3, 2014 and plans to pursue other interests.

“Rick has been a valuable part of Clean Energy’s rapid growth which has resulted in us becoming the leader in the country’s natural gas vehicle fuel market,” said Mr. Littlefair. “I will miss his sound financial counsel and his ability to make complex transactions seem simple. We wish Rick the very best.”

Media Contact:	Investor Contact:
Gary Foster	Tony Kritzer
949-437-1113	949-437-1403
gfoster@cleanenergyfuels.com	tkritzer@cleanenergyfuels.com

About Clean Energy Fuels Corp.

Clean Energy Fuels Corp. (Nasdaq: CLNE) is the leading provider of natural gas for transportation in North America. We build and operate compressed natural gas (CNG) and liquefied natural gas (LNG) fueling stations; manufacture CNG and LNG equipment and technologies for ourselves and other companies; develop renewable natural gas (RNG) production facilities; and deliver more CNG, LNG and Redeem RNG fuel than any other company in the U.S. For more information, visit www.cleanenergyfuels.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including without limitation statements about Clean Energy’s anticipated future growth and financial results and the integration and fit of newly hired personnel. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including, without limitation, market acceptance and growth of natural gas as a vehicle fuel, prices of natural gas, general economic conditions and other factors that may affect the Clean Energy’s future performance and financial results, and the ability of new personnel to work efficiently and effectively with the Clean Energy’s management team.  The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, Clean Energy undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents Clean Energy files with the Securities and Exchange Commission (available at www.sec.gov) describe risk factors that may cause actual results to differ materially from the forward-looking statements contained in this press release.

# # #